Exhibit 5.1

[Letterhead of Hogan & Hartson L.L.P.]

October 1, 2009

Board of Directors

PAETEC Holding Corp.

One PAETEC Plaza

600 Willowbrook Office Park

Fairport, NY 14450

Ladies and Gentlemen:

We are acting as special counsel to PAETEC Holding Corp., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-4, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), and relating to the proposed offering of $350,000,000 in aggregate principal amount of 8 7/8 % Senior Secured Notes due 2017 of the Company (the “Exchange Notes”) in exchange for up to $350,000,000 in aggregate principal amount of 8 7/8% Senior Secured Notes due 2017 of the Company outstanding as of the date hereof (the “Original Notes”), and of the guarantees of the Exchange Notes (the “Guarantees”) to be issued by each of the Company’s direct and indirect subsidiaries identified on Exhibit A attached hereto (each a “Guarantor” and collectively, the “Guarantors”). The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture dated as of June 29, 2009 (the “Indenture”), by and among the Company, the Guarantors named therein and The Bank of New York Mellon, as trustee (the “Trustee”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the foregoing documents, we have not independently established the facts so relied on, and we have not made any investigation or inquiry other than our examination of such documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

To the extent that the obligations of the Company and the Guarantors under the Indenture and the Exchange Notes may depend upon such matters, we have assumed for purposes of the opinions expressed above that: (i) the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (ii) the Trustee is duly qualified to engage in the activities contemplated by the Indenture; (iii) the Indenture has been duly authorized, executed, and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; (iv) the Trustee is in compliance with all applicable laws and regulations with respect to acting as a trustee under the Indenture; and (v) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

This opinion letter is based as to matters of law solely on (i) the laws of the State of New York, (ii) the Delaware General Corporation Law, as amended (which term includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and (iii) the laws of the Commonwealth of Virginia. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

Various matters concerning the laws of the states of Iowa and North Carolina are addressed in the opinions of Shuttleworth & Ingersoll, P.L.C. and of Bryan Cave LLP, respectively, which have been separately provided to you by such firms in each such firm’s capacity as special counsel to the Guarantors incorporated or organized in the applicable state. We express no opinion herein with respect to the matters addressed in the opinions of such counsel, and to the extent such opinions with respect to such matters are necessary to the opinions expressed in this opinion letter, we have, with your consent, assumed such matters.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)(i)    following the effectiveness of the Registration Statement and receipt by the Company of the Original Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of the Company and in accordance with the terms of the Indenture, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes pursuant to the terms of the Indenture, the Exchange Notes will constitute valid and binding obligations of the Company; and

(b)(i)    following the effectiveness of the Registration Statement and receipt by the Company of the Original Notes in exchange for the Exchange Notes as specified in the resolutions of the Board of Directors of the Company and in accordance with the terms of the Indenture, and (ii) assuming due execution, authentication, issuance and delivery of the Exchange Notes pursuant to the terms of the Indenture, the Guarantee of each Guarantor will constitute a valid and binding obligation of such Guarantor.

In addition to the assumptions, qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.

EXHIBIT A

Guarantors

PAETEC Corp.

PAETEC Integrated Solutions Group, Inc.

PAETEC iTel, L.L.C.

PaeTec Software Corp.

US LEC Corp.

US LEC of Alabama LLC

US LEC of Florida LLC

US LEC of Maryland LLC

US LEC of New York Inc.

US LEC of North Carolina Inc.

US LEC of South Carolina LLC

US LEC of Tennessee Inc.

PaeTec Communications, Inc.

PAETEC Communications of Virginia, Inc.

US LEC Communications Inc.

US LEC of Georgia LLC

US LEC of Pennsylvania LLC

US LEC of Virginia L.L.C.

Allworx Corp.

MPX, Inc.

Technology Resource Solutions, Inc.

McLeodUSA Incorporated

McLeodUSA Holdings, Inc.

McLeodUSA Information Services, Inc.

McLeodUSA Telecommunications Services, Inc.

McLeodUSA Network Services, Inc.

McLeodUSA Purchasing, L.L.C.

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